Exhibit 99.1

PRESS RELEASE

INVESTOR RELATIONS:	MEDIA RELATIONS:
Quicksilver Resources	Ward Creative Communications
Diane Weaver	Mickey Gentry (713) 869-0707
(817) 665-4834	Shelley Eastland (713) 468-5304

FOR IMMEDIATE RELEASE

February 20, 2004

Quicksilver Resources Announces 2003 Proved Reserve Additions

2003 Earnings Release Date and Conference Call Announced

FORT WORTH (February 20, 2004) – Quicksilver Resources Inc. (NYSE: KWK) announced year-end 2003 proved reserves of 880.7 billion cubic feet of gas equivalents (Bcfe), a 79.8 Bcfe increase for the year. The reserve replacement rate for all sources was 299 percent with full-year production of 40.2 Bcfe. The company continued to concentrate on natural gas reserves. With year-end gas reserves of 790.2 Bcf and including 2003 production of 34.5 Bcf, Quicksilver realized a 19 percent increase over 2002 reserves and a 385 percent replacement rate. Natural gas reserves accounted for 90 percent of total proved reserves at the end of 2003, and 81 percent of total reserves were classified as proved developed. The company wrote-off approximately 2 million barrels of crude oil or 1.6 percent of the total gas equivalents, primarily due to disappointing drilling results in the Beaver Creek Detroit River field in Michigan.

The reserves, detailed in a report prepared by independent petroleum consultants, included 131.3 Bcfe related to Canadian coalbed methane (CBM) projects. This is an increase of 258 percent in comparison to 2002 CBM reserves of 36.6 Bcfe and results in a replacement increase of 96.7 Bcfe with production of 2.1 Bcfe for 2003.

All sources finding costs were $0.92 per thousand cubic feet equivalent (Mcfe) based on acquisition, exploration and development capital expenditures of $110.4 million (adjusted for unevaluated expenditures) for 2003 divided by reserve replacement of 120 Bcfe.

The 2003 pretax present value of the reserves discounted at ten percent was $1.21 billion, based on year-end spot prices of $5.965 per Mcf of gas and $32.55 per barrel of oil, adjusted for regional pricing differentials and the company’s existing gas contracts.

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Glenn Darden, Quicksilver’s president and chief executive officer, commented, “With our development drilling programs in the growth areas of Canada and Indiana, our production and reserve additions over the next several years will be significant, resulting in solid increases in cash flow and earnings. As these projects progress, Quicksilver will continue to explore in new areas for more unconventional natural gas.”

Quicksilver will release fourth quarter and full year earnings for 2003 on March 3, 2004. A conference call has been scheduled on Thursday, March 4, 2004, at 10 a. m. CST, to discuss the fourth quarter and full year operating results. Those wishing to participate should call the toll free number (877) 313-7932, ID number 5638045 between 9:50 and 9:55 a. m. CST. A replay of the conference call will be available at 1 p. m. CST the same day and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 5638045. The call will also be broadcast live via Internet webcast on the company’s website, www.qrinc.com, linking through the “Investor Relations” page and the “Presentations & Conference Calls” link.

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

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The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs and other factors detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.